Exhibit 10.32

PharmAthene, Inc.

Confidential Materials Omitted and Filed Separately with the

Securities and Exchange Commission

Confidential Portions denoted by [***]

LN_937421_13.DOC	EXECUTION COPY

MASTER SERVICES AGREEMENT

THIS AGREEMENT is made this 2nd day of April 2008 between:

(1)                                  PHARMATHENE UK LIMITED, c/o Hogan & Hartson, Juxon House, London, England (“PharmAthene”); and

(2)                                  AVECIA BIOLOGICS LIMITED of Hexagon Tower, Blackley, Manchester, M9 8ZS, England (“Avecia”);

WHEREAS

A                                      Avecia has experience and knowledge with regard to manufacture of recombinant proteins.

B                                        PharmAthene is carrying out development in relation to Drug Products under various Prime Contracts.

C                                        PharmAthene wishes to have Avecia carry out Programmes, including, without limitation, process development, analytical development, Production and Disposition of Drug Substance and stability testing of Drug Substance and Drug Product, from time to time in support of the Prime Contracts and Avecia wishes to carry out Programmes for PharmAthene.

D                                       PharmAthene and Avecia also desire to enter into a relationship in which, at the request of PharmAthene, Avecia will be obligated to supply Drug Substance to PharmAthene and/or its Affiliate to permit PharmAthene and/or its Affiliate to comply with its supply obligations to a Third Party.  It is intended this relationship be the subject of a separate supply agreement the terms for which have been agreed between the parties and dated April 2, 2008.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Definitions and Interpretation

1.1                               Definitions:

In this Agreement, the following expressions shall have the following meanings:

Affiliate

In relation to any party to this Agreement, any corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with such party and “control” shall mean the legal power to direct or cause the direction of the

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general management and policies of such entity whether through the ownership of at least 50% of voting securities or capital stock of such business entity or any other comparable equity or ownership interest with respect to a business entity other than a corporation.

Applicable Law(s)

The laws, rules, and regulations, including any statutes, rules, regulations, or other requirements, that may be in effect from time to time and that apply (i) to the development, Production, registration, and marketing of Drug Product, including any such statutes, rules, regulations, or other requirements of any applicable Regulatory Authority and/or (ii) to the manufacture of Drug Substance at the Facility.

Avecia Operating Documents

The standard operating procedures, standard manufacturing procedures, protocols, validation documentation, and supporting documentation, such as environmental monitoring, in each of the foregoing cases, for operation and maintenance of the Facility and Avecia equipment used for Producing Drug Substance and/or Other Material, excluding any of the foregoing that are unique to Production of Drug Substance.

Avecia Technology

All Intellectual Property, information, protocols, data procedures, records and materials, including polynucleotides encoding Drug Substance and cell lines and vectors that arc owned by or licensed to Avecia (other than licensed to Avecia by PharmAthene for the limited purposes hereunder) and used for producing Drug Substance and/or Other Material. For the avoidance of doubt, Avecia Technology includes Avecia Operating Documents and the pPoPTM Technology.

Avecia Quality	The function within Avecia responsible for review of documents produced during a Programme against the Drug Substance Specification and/or Drug Substance Requirements.

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Batch	The quantity of Drug Substance derived from one fermentation.

Batch Manufacturing Records	All documentation recording specifications, manufacturing formulae, processing, packaging, procedures and records relating to the Production of each Batch.

Business Day	A day (other than a Saturday and a Sunday) on which banks generally are open for business in Delaware or London as appropriate depending on whether it is the US or UK.

Cancellation Fee	The fees set out in a Project Plan payable by PharmAthene in the event of: (i)delay to any manufacturing activity detailed in the applicable Project Plan; or
(ii)termination of the applicable Project Plan.

cGMP

Current Good Manufacturing Practice as defined in the MHRA Rules and Guidance for Pharmaceutical Manufacturers and Distributors 2007 part II: Basic Requirements for Active Substances used as Starting Materials, and ICHQ7a - as incorporated in the Federal Register volume 66 No 186 (ICHQ7a) and those sections applicable within the FDA Regulations 210, 211, 600, 601 and 610.

Confidential Information	All information and data provided by one party to the other party except any portion of such information and data which:

(i) is known to the recipient (as evidenced by its written records) before receipt thereof from the disclosing party;
(ii) is disclosed to the recipient by a third person who has the right to make such disclosure;
(iii) is or becomes part of the public domain through no fault of the recipient; or
(iv) the recipient can reasonably establish is independently developed by the recipient without use of the information disclosed

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by the disclosing party.

Disposition	The process by which all documentation related to Production of a Batch is reviewed as set out in sections 2.5 and 5.5 and/or any other applicable provisions of the Quality Agreement.

Disposition Package

The executed Batch Manufacturing Records and associated deviation reports, investigation reports, corrective and prevention action reports and certificate of analysis resulting from the Production and Disposition of each Batch.

Drug Product	The final dosage form of the vaccine which contains Drug Substance in association with other active or inactive ingredients.

Drug Substance	The (i) protective antigen of a recombinant anthrax vaccine and (ii) the two antigens known as Fl and V for a recombinant plague vaccine, as the case may be.

Drug Substance Requirements	The applicable Batch Manufacturing Records, Quality Agreement. Avecia’s current (at the execution of the relevant Programme) standard operating procedures and cGMP and the Quality Agreement.

Drug Substance Specification	A listing of specifications for, and the analytical testing to be performed on, the applicable Drug Substance.

Facility	The facility located at Belasis Avenue, Billingham, Cleveland, UK, TS23 1YN.

Intellectual Property	All know-how, inventions, discoveries, devices, data, patents, designs, copyrights, or other industrial or intellectual property and all applications therefor.

Other Material	Any material or substance manufactured by Avecia that is used in the process for Producing Drug Substance.

PharmAthene Technology	All Intellectual Property, Business Intellectual Property (as defined in the following agreement) and materials (including but not limited to cell

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lines) that is owned by or licensed to PharmAthene and/or its Affiliates including but not limited to Intellectual Property, Business Intellectual Property (as defined in the following agreement) transferred to PharmAthene Inc. and/or its Affiliates pursuant to the Sale and Purchase Agreement dated March 20, 2008 between Avecia Investments Limited and Others and PharmAthene and Others; Intellectual Property licensed to PharmAthene by the Secretary of State for Defence as represented by the Defence Science and Technology Laboratory; polynucleotides encoding Drug Substance and cell lines and vectors for producing Drug Substance.

pPoP™ Technology

The technology claimed in patent applications which are equivalent to and/or derived from application WO9905297 (including US Patent#6,537,779) and granted patents issuing from such applications, together with all re-issues, continuations, continuations-in-part, divisions, substitutes, renewals and extensions of such granted patents and all foreign equivalents thereof.

Marketing Authorization	The necessary regulatory approval for the sale of any of the Drug Product in any country within the Territory.

Master Batch Record

The document in respect of the applicable Drug Substance which sets out in detail the master production instructions and Batch Manufacturing Records, as agreed between the parties pursuant to sections 2.14 and 5.4 and any other applicable provisions of the Quality Agreement.

Non-Conforming Batch	A Batch which does not conform to the Drug Substance Requirements.

Prime Contract

A contract between PharmAthene and a national government or agency thereof for supply of services in relation to Drug Substance or Drug Product, including, at the date of this Agreement, the contracts set out below:

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(i)

Contract in respect of validations of a process for production of a plague vaccine with the Defence Science and Technology Laboratory (“Dstl”), being part of the UK Ministry of Defence, numbered RD 032 016784;

(ii) Contract in respect of development of an anthrax vaccine with the National Institutes of Health (“NIH”), being an agency of the US Government, numbered NO-Al-30052; and

(iii) Contract in respect of development of a plague vaccine with NIH, numbered NO-Al -40034.

Process Specification

The document which defines the process for Production of the applicable Drug Substance including any critical processing parameters as agreed between the parties pursuant to sections 2.9 and 5.9 and any other applicable provisions of the Quality Agreement.

Production or Produce	The production and packaging of Drug Substance by Avecia.

Programme

The programme of work to be carried out by Avecia as set out in more detail in the applicable Project Plan together with any additional work which the parties agree to add using a Programme Amendment Order.

Programme Amendment Order	A document detailing changes to a Programme agreed and signed by both parties.

Project Plan	The plan for conduct of a Programme, including (where applicable) Production and Disposition of Drug Substance and any other activities, as agreed between the parties under this Agreement.

Quality Agreement	The document agreed by the parties and dated April 2, 2008 or any modification or replacement thereof).

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(i) the mutually agreed quality standards applicable for the Production and Disposition of Drug Substance, and in accordance with cGMP; and

(ii) the roles and responsibilities of each party’s personnel in relation to quality matters applicable thereto.

QC Document	The documents referred to in section 2.1.1 of the Quality Agreement.

Regulatory Authority

Those agencies or authorities responsible for regulation of Drug Product and Drug Substance in the United States, European Community or any other country in the Territory as identified in the applicable Project Plan.

Tax Authority

Any taxing or other authority, body or official (whether within or outside the United Kingdom) competent to impose, administer or collect any form of taxation, levy, impost, duty, charge, contribution or withholding of any kind whether of the United Kingdom or elsewhere.

Territory	The entire World.

Third Party	Any person other than the parties or their respective Affiliates.

VAT

Value added tax chargeable under or pursuant to the Value Added Tax Act 1994 or the EC Council Directive 2006/112/EC on the common system of value added tax or any similar sales, purchase or turnover tax chargeable outside the European Union;

1.2                               Headings:  The headings used in this Agreement are for convenience only and are not part of this Agreement.

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2.                                      Conduct of Programmes.

2.1                               Agreement of Project Plans and Initiation of Programmes:

(a)                                  Prior to commencement of a Programme, PharmAthene shall communicate its requirements for work to Avecia and a Project Plan shall be developed by Avecia and agreed to in writing by PharmAthene under this Agreement.  Once the content of the Project Plan has been agreed, Avecia shall deliver two (2) signed originals of the Project Plan to PharmAthene.  PharmAthene shall sign both originals of the Project Plan and return one (1) fully executed original to Avecia.  The fully executed Project Plan shall be incorporated herein by reference and made a part of this Agreement.  Project Plans 1 through 4 attached hereto have been agreed to by Avecia and PharmAthene and are incorporated herein by reference and made part of this Agreement without separate execution by Avecia and PharmAthene.  Unless otherwise specified in a Project Plan, in the event there is a conflict between the terms of a Project Plan and this Agreement, this Agreement shall govern.  In the event of a conflict between a Project Plan and any other term(s) and/or requirement(s) of this Agreement, the other term(s) and/or requirement(s) of this Agreement will control, provided that if there is a conflict between the terms of this Agreement or a Project Plan and the Quality Agreement, the Quality Agreement shall govern.  Where more than one Project Plan has been agreed to and executed, each said executed Project Plan shall be incorporated herein by reference and made a part hereof.  Avecia shall have no obligation for conduct of a Programme until PharmAthene has executed and returned the Project Plan to Avecia.  Following execution of the Project Plan, Avecia shall commence the Programme pursuant to the Project Plan, provided however that Avecia will not commence Production until the Master Batch Record, the Process Specification and the Quality Agreement applicable to the Programme shall have been agreed in accordance with Clause 2.2.  It is recognised and understood that the timings set out in a Project Plan at the time of execution will be based on activities to be conducted during calendar quarters, with detailed schedules of specific timings during particular calendar months to be agreed in writing following execution of a Project Plan.

(b)                                 In the event that PharmAthene enters into (x) an extension to an existing Prime Contract or (y) arising as a result of the Plague Vaccine Resource Allocation Decision of the US Department of Defense (a “RAD Contract”), in each case pursuant to which PharmAthene is to carry out further development of a Drug Substance, at the request of PharmAthene, Avecia and PharmAthene shall enter into, sign and execute a Project Plan pursuant to which Avecia will develop such Drug Substance as follows:

(i)                                     Avecia shall Produce the Drug Substance in accordance with the requirements of the applicable government contract or extension thereof, and any other terms applicable to a subcontractor;

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(ii)           Avecia shall Produce the plague vaccine Drug Substance for a RAD Contract in accordance with the financial terms set out in Avecia’s proposal B2434 in support of the proposal submitted for the Plague Vaccine Resource Allocation Decision attached as Exhibit 2.1;

(iii)          Avecia shall Produce the plague vaccine Drug Substance under the existing Prime Contract in accordance with the price mechanism set out in the existing Prime Contract;

(iv)          Avecia shall Produce the anthrax vaccine Drug Substance in accordance with the price mechanism set out in Project Plan #l .

(c)                                  In the event that PharmAthene enters into a government contract other than one referred to in Section 2.1(b) above pursuant to which PharmAthene is to carry out further development of a Drug Substance, at the request of PharmAthene, the parties shall act in good faith and use commercially reasonable endeavours to enter into, sign and execute a Project Plan pursuant to which Avecia will develop such Drug Substance at a price reasonably consistent with the Drug Substance pricing referred to in Section 2.1(b) above.

2.2                               Production Documentation:  The Master Batch Record, the Drug Substance Specification, the Process Specification and the QC Document applicable to a Programme or any change thereto shall be reviewed and approved in accordance with the Quality Agreement.  Each Batch shall be Produced and its Disposition carried out by using a copy of the Master Batch Record, the Process Specification and the Drug Substance Specification and the Quality Agreement Document.  Each executed Batch Manufacturing Record for such Batch shall be assigned a unique batch number.  Any deviation from the Master Batch Record, the Drug Substance Specification or the Process Specification shall be dealt with in accordance with sections 2.10 and 5.10 of the Quality Agreement.  Avecia shall provide PharmAthene with supporting Production and Disposition documentation requested by PharmAthene in a form suitable for PharmAthene’s submission to any Regulatory Authority.

2.3                               Vendor and Supplier Audit and Certification:  Avecia shall certify and audit all suppliers and vendors of raw materials and consumable items intended for use in Production of Drug Substance in accordance with Avecia’s vendor assurance procedures.  Audits in respect of any critical raw materials which are mandated by PharmAthene shall be conducted subject to agreement of a Project Plan covering such audit.

2.4                               Delivery Terms:  Avecia shall deliver all Drug Substance to PharmAthene or to PharmAthene’s designated consignee.  All deliveries shall be made Ex Works the Facility (Incoterms 2000), to a carrier designated by PharmAthene, at PharmAthene’s expense.  PharmAthene shall procure, at its cost, insurance covering damage or Ioss of Drug Substance during shipping.

2.5                               Conduct of Programmes.  Avecia shall carry out each Programme :

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(a)                                  in accordance with the terms of this Agreement; and

(b)                                 with reasonable skill, care and diligence and no less than the level of skill, care and diligence to be reasonably expected of a provider of similar services.

For the avoidance of doubt, it shall not be considered a breach of this Agreement or the applicable Project Plan by Avecia if a development objective of a development Programme is not achieved so long as Avecia has complied with its obligations set out in Section 2.5(b).  Time shall not be of the essence in the performance of any development Programme or part thereof unless specifically stated otherwise in the applicable Project Plan.  The parties acknowledge that, having regard to the fact that some of the work to be performed hereunder may by its nature be developmental, Avecia cannot and consequently does not guarantee to PharmAthene the achievement of a successful outcome for a development Programme.

2.6                               Consideration:  PharmAthene shall pay to Avecia the amounts and at the times set out in the applicable Project Plan.

2.7                               Issue of Invoices:  Unless otherwise specified in a Project Plan, Avecia shall issue invoices for the sums set out in the applicable Project Plan as such sums fall due and PharmAthene shall pay such sums within 30 calendar days of the date of receipt of the relevant invoice, unless stated otherwise in the applicable Project Plan.  Interest shall become due on late payments at an annual rate of 2% above the base lending rate of the bank referred to in Section 2.8 below, from the date on which payment falls due until the date of payment.

2.8                               Bank Account Details:  Unless otherwise agreed, all amounts payable to Avecia under this Agreement shall be paid in U.S. Dollars, without deduction, by authenticated and value dated Swift telegraphic transfer, quoting invoice numbers of payment, to:

The Royal Bank of Scotland PLC, Manchester Mosley street, 38 Mosley Street,
Manchester M60 2BE.
Swift [***], sort code [***],
Account number [***], IBAN [***]

2.9                               Taxes:

(a)                                  All payments under this Agreement are exclusive of any VAT (or other tax) that may apply.  Where any VAT is properly chargeable on any supply of goods or services in respect of which payment is required to be made under this Agreement, subject to the party supplying such goods or services (the Supplier) having delivered to the other party to this Agreement (the Recipient) a proper VAT invoice in respect of that VAT, the Recipient shall pay to the Supplier the amount of that VAT in addition to the amount of such payment not later than the date on which such payment is made or, if later, the date falling thirty (30) calendar days after

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the delivery by the Supplier to the Recipient of a proper VAT invoice in accordance with this Clause 2.9(a).

(b)                                 Any payment to be made by either party under this Agreement (the Payer) to the other party to this Agreement (the Payee) shall be made in full without, and free and clear of, any deduction or withholding whatsoever (save only as required by any applicable law).

(c)                                  If a Payer makes a deduction or withholding required by any applicable law from a payment under this Agreement, the sum due from the Payer shall be increased to the extent necessary to ensure that, after the making of any such deduction or withholding, the Payee receives a sum equal to the sum it would have received had no deduction or withholding been made.

(d)                                 If any deduction or withholding is required by any applicable law as referred to in Clause 2.9(b), the Payer shall:

(i)                                     make such deduction or withholding; and

(ii)                                  pay the full amount deducted or withheld to the relevant Tax Authority, in accordance with applicable law.

(e)                                  If, at any time after any increased payment is made as a consequence of the application of Clause 2.9(c), the Payee receives or is granted credit against, refund of, or remission from any tax payable but which it would not have received or been granted had the relevant payment not been made under this Agreement, the Payee shall to the extent that it can do so without prejudicing the retention of the amount of such credit or remission, reimburse the Payer such amount as, acting reasonably, the Payee determines will leave it in no worse a position than it would have been in had the circumstances giving rise to the increased payment not in fact arisen.  Such reimbursement shall be made not later than ten (10) Business Days after the Payee receives or is granted such credit.

2.10                        Default in Payment Obligations:  In addition to all other remedies available to Avecia in the event of a PharmAthene default, if PharmAthene fails to make payments as required hereunder, Avecia may refuse all further Project Plans, refuse to Produce or Disposition any Drug Substance or carry out Programmes until all outstanding sums are paid in full, modify the foregoing terms of payment, place the account on a letter of credit basis, require full or partial cash payment in advance and/or suspend deliveries of Drug Substance until PharmAthene provides assurance of further or future payment reasonably satisfactory to Avecia.

2.11                        Flowdown provisions:  To the extent that any work performed by Avecia under this Agreement is performed pursuant to a Prime Contract, Avecia acknowledges and agrees that any and all work performed thereunder is subject to the terms and conditions of the Prime Contract that are applicable to a subcontractor under the Prime Contract.  Avecia acknowledges that it has been provided with a copy of

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the existing Prime Contracts and is informed as to the terms, conditions and obligations of the Prime Contract that are applicable to a subcontractor thereunder.  Avecia covenants and agrees to be bound by the terms, conditions and obligations of the Prime Contract that are applicable to a subcontractor thereunder.  Without limiting the foregoing, it is understood that Programmes under this Agreement will be carried out pursuant to obligations contained in the Prime Contracts and such Prime Contracts contain obligations on PharmAthene to flow down certain clauses (including, without limitation, US Government FAR, DFAR and HHSAR clauses and UK Government DEFCON clauses) to PharmAthene’s subcontractors, including Avecia.  Clauses applicable to Prime Contract with Dail are set out in Schedule 1A and clauses applicable to Prime Contracts with NIH are set out in Schedule 1)B.  Clauses flowing down from additional Prime Contracts will be set out in further schedules, to be added by written agreement of the parties.  If a Project Plan refers to a schedule to this Agreement, the clauses set out in the relevant schedule shall be incorporated into this Agreement by reference solely in respect of such Project Plan.

3.                                      Term and Termination

3.1                               Term:  This Agreement shall commence on the date first above written and will continue until all Programmes have been completed, unless terminated earlier pursuant to Section 32 below (the “Term”).

3.2                               Termination:  This Agreement or a Project Plan (as appropriate) may be terminated at any time upon the occurrence of any of the following events:

(a)                                  Termination for Material Breach:  Either party may terminate this Agreement or a Project Plan if the other is in material breath of this Agreement and does not rectify such breach (if such breath is capable of remedy) within fourteen (14) calendar days for monetary defaults (which default can be cured by making such payment within said fourteen (14) calendar day period) or thirty (30) calendar days for non-monetary defaults (or such additional time reasonably necessary to cure such non-monetary default provided the breaching party has commenced a cure within the thirty (30) day period (or such other period as is reasonably practicable) and is diligently pursuing completion of such cure) after receipt by the breaching party of written notice of such default.  At the option of the non-breaching party, such termination may be with respect to the entire Agreement, or only with respect to an individual Project Plan which is subject to the breach.

(b)                                 Termination for Financial Matters:  Either party may terminate this Agreement immediately by giving the other party written notice thereof if the other has a liquidator, receiver, manager receiver or administrator appointed, or ceases to continue trading or is unable to pay debts as defined in Section 123 of the Insolvency Act 1986 (England and Wales) or the equivalent occurs in any jurisdiction in which the other is resident or carried on business.

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(c)                                  Termination for Convenience:  A Project Plan or the Agreement may be terminated by PharmAthene for convenience without cause in its absolute discretion by giving Avecia written notice thereof.  Avecia may terminate a Project Plan only if the applicable Project Plan specifically states that such termination is permitted.

3.3                               Payment on Termination:  In the event of the termination of this Agreement or a Project Plan, PharmAthene shall pay to Avecia:

(a)                                  all sums payable under the applicable Project Plan(s) up to the date of termination but not yet paid, including sums which are payable but in respect of which no invoice has been issued at the date of termination, including all sums due in relation to raw materials or consumables ordered or purchased by Avecia (if applicable);, and

(b)                                 in consideration for research and development and technical consultancy provided by Avecia relating to termination of the manufacturing stage or stages of a terminated Programme, any applicable Cancellation Fees, except for termination by PharmAthene in the event of a material breach by Avecia pursuant to Section 3.2(a); and

(c)                                  in consideration for research and development and technical consultancy provided up to the date of termination, a pro rated sum based on work completed in respect of any commenced but incomplete stage or milestone under a terminated Programme (other than a stage or milestone identified as a manufacturing stage or milestone in the applicable Project Plan) at the date of such termination, less any payments already made in respect of such stage or milestone.

3.4                               Survival:  Termination or expiration of this Agreement through any means or for any reason, except as set out in Section 10, shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement.  The provisions of Sections 3, 8, 9, 10, 11, 12, 13, 14, 18 and 19 hereof shall survive expiration or termination of this Agreement.

3.5                               Events upon Termination

Upon termination and unless otherwise agreed between the Parties:

(a)                                  Products Produced for PharmAthene under this Agreement shall be delivered by Avecia to PharmAthene whereupon PharmAthene shall pay Avecia in accordance with the terms of this Agreement;

(b)                                 work in progress commenced by Avecia under this Agreement shall be completed by Avecia and delivered to PharmAthene whereupon PharmAthene shall pay Avecia in full thereof in accordance with the terms;

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(c)                                  all records relating to the Production and analysis of Drug Substance and retained samples of materials, components and Drug Substance shall be transferred to PharmAthene if requested by PharmAthene, except as provided in Section 3.5(d).

(d)                                 Avecia shall, upon PharmAthene’s prior written request, return or destroy any PharmAthene Confidential Information in the possession or control of Avecia.  Likewise, PharmAthene shall, upon Avecia’s prior written request, return or destroy any Avecia Confidential Information in the possession or control of PharmAthene, except Avecia Confidential Information as to which PharmAthene retains rights under this Agreement.  Notwithstanding the foregoing provisions:  (i) Avecia may retain and preserve, at its sole cost and expense, samples and standards of each Batch following termination or expiration of this Agreement solely for use in determining Avecia’s rights and obligations hereunder, (ii) each Party may retain such of the other Party’s Confidential Information as may be required by Applicable Laws, regulations, or guidelines and (iii) PharmAthene may continue to retain, use and have used Avecia Confidential Information that is required to maintain Marketing Approval and/or is useful to Produce Drug Substance and Product, and (iv) Avecia may retain Confidential Information of PharmAthene to the extent required for Avecia to supply Drug Substance to PharmAthene or its Affiliate pursuant to a contract with respect to such supply.

4.                                      Compliance

4.1                               Manufacturing Compliance:  Avecia shall advise PharmAthene immediately if an authorised agent of any regulatory body visits Avecia’s manufacturing facility and makes an inquiry regarding Avecia’s Production of Drug Substance for PharmAthene.  Upon such notice being given, PharmAthene, or its designee, shall, upon prompt notice to Avecia, be permitted to be present at such visit if PharmAthene reasonably believes that such visit is related to the Production or storage of Drug Substance and/or Programmes under this Agreement.  Manufacturing deviations and investigations which occur during Production of Drug Substance and which do not cause the Production to be non-compliant with the Drug Substance Requirements, shall not be deemed to cause such Drug Substance to be non-conforming.

4.2                               Cleaning Validation:  Avecia shall provide to PharmAthene details of all other products manufactured in the same stream of Avecia’s facility as any Drug Substance Produced under this Agreement, including dosage information, and shall demonstrate successful cleaning verification.

4.3                               Reserve Samples:  Avecia shall be responsible for obtaining and maintaining sufficient quantities of Drug Substance reserve samples pursuant to cGMP as specified in the appropriate Project Plan.

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4.4                               Audits:  Audits of the portions of Avecia’s facility used for Production of Drug Substance shall be conducted in accordance with the Quality Agreement or the applicable Project Plan.  If PharmAthene chooses to audit Avecia other than in accordance with section 2.12 of the Quality Agreement, PharmAthene agrees to reimburse Avecia for Avecia’s reasonable expenses incurred in hosting the audit.  All audited data will be treated as Confidential Information of Avecia and PharmAthene shall not be permitted to remove or copy data without Avecia’s prior consent, such consent not to be unreasonably denied.

4.5                               Unless otherwise agreed by PharmAthene, Avecia shall Produce the Drug Substance and the Other Material only at the Facility.

4.6                               Avecia shall Produce, package, handle, and provide quality assurance for Drug Substance Produced under this Agreement, as set forth in the Drug Substance Requirements and in accordance with cGMP Rules and Marketing Authorization (if applicable under a Project Plan) and in all material respects in accordance with Applicable Laws, and deliver to PharmAthene the quantities of Drug Substance specified in the applicable Project Plan.

4.7                               Avecia shall package and label Drug Substance for shipment in accordance with the Drug Substance Requirements and Drug Substance Specification.  Each delivery shall be accompanied by the Disposition Package.  Should Avecia at any time during the term of this Agreement have reason to believe that it shall be unable to meet a delivery date (if applicable under a Project Plan), Avecia shall promptly notify PharmAthene.

4.8                               Avecia shall maintain accurate records for the Production of Drug Substance as required by Applicable Laws, including cGMP.  PharmAthene shall have the right to use, read, audit, copy and reference any of the foregoing in connection with a filing for or maintaining Marketing Authorizations of Drug Substance; in connection with the review of manufacturing activities related to preventive maintenance, calibrations, equipment validations, testing, housekeeping, or personnel training, or as otherwise authorized by this Agreement.  PharmAthene shall own the Drug Substance Requirement and all Batch Manufacturing Records.

4.9                               Avecia shall comply with the Drug Substance Requirements, cGMP and Applicable Laws in Producing the Drug Substance.

4.10                        Avecia shall employ sufficient and appropriately qualified technical and other staff to properly fulfil its obligations relating to the Production of the Drug Substance in accordance with the provisions of this Agreement.

4.11                        Avecia shall store samples of each Batch of the Drug Substance in accordance with the Drug Substance Specification, and Drug Substance Requirements, Applicable Laws, and cGMP.

4.12                        Avecia shall produce Other Material in accordance with the manufacturing procedures, specifications, batch manufacturing records, master batch records and

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any quality agreement, that are applicable to Other Material and in accordance with Applicable Laws.

5.                                      Disposition of Drug Substance

5.1                               Disposition Procedure:

(a)                                  Disposition shall be carried out in accordance with sections 2.5 and 5.5 of the Quality Agreement.  Within forty-two (42) calendar days after Batch production by Avecia, Avecia will provide to PharmAthene the Disposition Package.

(b)                                 Within twenty one (21) Business Days following receipt of the Disposition Package, PharmAthene shall confirm in writing whether PharmAthene accepts Avecia’s findings detailed in the Disposition Package, or provide to Avecia a written list of questions for dose out prior to completion of Disposition.

(c)                                  Disposition shall be deemed to be complete and PharmAthene shall be deemed to have waived its right to reject Avecia’s findings in the Disposition Package and shall be deemed to have accepted the Drug Substance, if:

(i)            PharmAthene notifies Avecia that PharmAthene accepts Avecia’s assessment that a Batch conforms to the Drug Substance Requirements; or

(ii)           PharmAthene fails to notify Avecia within twenty-one (21) Business Days following receipt of the Disposition Package, whichever is longer whether PharmAthene accepts Avecia’s findings in the Disposition Package; or

(iii)          the list of questions provided by PharmAthene under Section 5.1(b) is closed out to the parties’ mutual satisfaction as evidenced in writing, signed by both parties.

5.2                               Non- Conforming Drug Substance:

(a)                                  If (i) Avecia’s findings detailed in the Disposition Package indicate that a Batch of Drug Substance is a Non-Conforming Batch or (ii) PharmAthene notifies Avecia that PharmAthene does not accept Avecia’s finding that a Batch is in conformity with the Drug Substance Requirements detailed in the Disposition Package and instead PharmAthene believes that the Disposition Package indicates that the Batch is a Non-Conforming Batch, it shall notify Avecia by telephone including a detailed explanation of the non-conformity and shall confirm such notice in writing to Avecia by facsimile or email.  Upon receipt of such facsimile or email notice, Avecia will investigate such alleged non-conformity, and (i) if Avecia agrees that

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such Drug Substance is a Non-Conforming Batch, deliver to PharmAthene a corrective action plan within thirty (30) calendar days after receipt of PharmAthene’s written notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than PharmAthene or Avecia, or (ii) if Avecia disagrees with PharmAthene’s belief that the Batch is a Non-Conforming Batch, Avecia shall so notify PharmAthene by telephone within the thirty (30) calendar day period and confirm such notice in writing by facsimile or email.

(b)                                 If the parties dispute whether the Disposition Package indicates that a Batch is conforming or non-conforming and are unable to resolve the matter in accordance with Section 2.5.13 of the Quality Agreement, the Disposition Package will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof if non-conforming, shall be binding upon the parties.  PharmAthene shall bear the costs of such laboratory or consultant, except as set out in Section 5.3.

5.3                               Remedies for Non-Conforming Batch:

(a)                                  In the event a Non-Conforming Batch results from wilful or intentional misconduct and/or negligence and/or failure to comply with Applicable Laws or the Quality Agreement, as agreed to by Avecia or as determined by the laboratory pursuant to Section 2.5(b), then Avecia, in consultation with PharmAthene, shall, at Avecia’s expense, rework or reprocess such Non-Conforming Batch or Produce a replacement Batch and Disposition such Batch as soon as reasonably practicable.  In such event, Avecia shall bear the costs of the laboratory or consultant engaged under Section 5.2(c).

(b)                                 If a Non-Conforming Batch results other than from the circumstances of Section 5.3(a), then Avecia and PharmAthene shall meet to agree a course of action, which may include (but is not limited to) rework or reprocessing of such Non-Conforming Batch or Production of a replacement Batch at additional cost to PharmAthene.

6.                                      Force Majeure

Failure of either party to perform under this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused by acts of God, lightning, acts of terrorism, earthquakes, fire, explosion, flood, drought, war, riot, sabotage, hijackings, embargoes, blockades, strikes, labour disputes (excluding labour disputes involving the work force or any part thereof of the party in question), compliance with any order or regulation of any government entity, or by any cause beyond the reasonable control of the affected party, whether or not foreseeable, provided that written notice of such event is promptly given to the other party.  For the avoidance of doubt, this provision shall not be applicable in the event of failure of Drug Product in clinical trials or failure of Drug Product to gain regulatory approval.

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7.                                      Changes Mandated by Regulatory Authority

7.1                               Drug Substance-Specific Changes:  If facility, equipment, process or system changes are required of Avecia as a result of a change in the regulatory requirements of a Regulatory Authority, and such regulatory changes apply primarily to the Production and supply of one or more of Drug Substances, then PharmAthene and Avecia will review such requirements and agree in writing to such regulatory changes, and PharmAthene shall bear I00% of the reasonable costs thereof.

7.2                               General Changes:  If such regulatory changes apply generally to one or more Drug Substances as well as to other products produced by Avecia for itself or for third parties, then Avecia shall bear the cost of those changes.

8.                                      Confidentiality

8.1                               Confidentiality:  It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other.  Except as permitted by the Agreement, each party agrees to take all reasonable steps to prevent disclosure of Confidential Information of the other party to Third Party.  Except for the Avecia Technology, any and all information, data, materials including cell lines, and know how that relates to Drug Substance, Drug Product or the Production of Drug Substance and/or Drug Product including but not limited to PharmAthene Technology in the possession of or which comes into the possession of Avecia shall be deemed to be Confidential Information of PharmAthene that is disclosed to Avecia and shall not be subject to any of the exceptions (i), (ii) or (iv) of the definition of Confidential Information of Section 1.1.  No provision of this Agreement shall be construed so as to preclude disclosure of Confidential Information as may be reasonably necessary to secure from any governmental agency necessary approvals or licenses or to obtain patents with respect to the Drug Product or the Drug Substance.

8.2                               Third Party Disclosure:  Avecia shall be permitted to disclose Drug Product and Drug Substance information to Third Party developmental and analytical services providers in connection with performance of its obligations hereunder provided such providers shall be subject to confidentiality agreements.  Either party may disclose Confidential Information of the disclosing party to those Affiliates, agents and consultants who need to know such information to accomplish the purposes of this Agreement and PharmAthene shall have the right to disclose Confidential Information of Avecia pursuant to the licenses granted to PharmAthene under this Agreement (collectively, ‘Permitted Recipients”); provided such Permitted Recipients are bound to maintain such Confidential Information in confidence.

8.3                               Disclosure to Courts or by Law or Other Rules:  Subject to the proviso below, nothing in this Section 8 shall preclude disclosure of any Confidential Information (a) required by any court entitled by law to disclosure of the same, or (b) which is required by law to be disclosed (including, without limitation, to a regulatory

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authority, in connection with freedom of information legislation or regulations, or in relation to filings with any recognised stock exchange).  If a party is required to make a disclosure in accordance with this Section 8.3 it shall only make a disclosure to the extent to which it is obliged.  Notwithstanding the foregoing, the party intending to make such disclosure shall in each case promptly notify the other party when any requirement to disclose has arisen, to enable the other party to seek an appropriate protective order and to make known to the intended recipient the proprietary nature of the Confidential Information and to make any applicable claim of confidentiality in respect thereof.  The party intending to make such disclosure shall co-operate in any action which the other party may in its reasonable discretion decide to take.

8.4                               Publicity.  The parties agree that the public announcement of the execution of this Agreement or a particular Project Plan shall only be by one or more press releases mutually agreed to by the parties.  A Party wishing to make a press release shall forward a copy of the proposed press release to the other Party prior to publishing said press release, whereupon the Party receiving such proposed Press Release shall approve, amend or reject such press release.  In the event the Parties do not mutually agree on the contents of the proposed press release such press release shall not be made, except that neither party shall unreasonably withhold approval of such press release.

8.5                               Duration of Confidentiality:  All obligations of confidentiality and non-use imposed upon the parties under this Agreement shall expire ten (10) years after the expiration or earlier termination of this Agreement; provided, however, that Confidential Information which constitutes the trade secrets of a party and which is identified as such shall be kept confidential indefinitely, subject to the limitations set out in this Section.

9.                                      Intellectual Property

9.1                               Existing Intellectual Property:

(a)                                  Except as the parties may otherwise expressly agree in writing, each party shall continue to own its existing patents, trademarks, copyrights, trade secrets and other Intellectual Property, without conferring any interests therein on the other party.  Neither party nor any Third Party shall acquire any right, title or interest in the Intellectual Property of the other party by virtue of this Agreement or otherwise, except to the extent expressly provided herein.

(b)                                 Avecia acknowledges that Avecia currently has in its possession PharmAthene Technology useful for producing Drug Substance and acknowledges and agrees that as between Avecia and PharmAthene, PharmAthene has all rights in and to PharmAthene Technology.

9.2                               Disclaimer:  Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by

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implication, estoppel or otherwise, as:  (i) a grant, transfer or other conveyance by either party to the other of any right, title, license or other interest of any kind in any of its Inventions or other Intellectual Property, (ii) creating an obligation on the part of either party to make any such grant, transfer or other conveyance or (iii) requiring either party to participate with the other party in any cooperative development program or project of any kind or to continue with any such program or project.

9.3                               New Intellectual Property:  Except as prohibited by a Prime Contract, Intellectual Property arising during and as a direct result of a Programme (“New Intellectual Property”) shall be owned by PharmAthene.  Avecia shall ensure that it secures these rights for PharmAthene when placing sub-contracts under this Agreement.  PharmAthene hereby grants to Avecia a non-exclusive, paid-up, perpetual, non-terminable, worldwide license, with the right to grant sublicenses, and otherwise transfer such license to practice any and all New Intellectual Property for any purpose other than to make, have made, use, offer for sale, sell, and import Drug Substance or Drug Product, which license shall survive termination of this Agreement.  Avecia agrees to assign and hereby assigns to PharmAthene all of Avecia’s right, title and interest in and to the New Intellectual Property.

9.4                               Rights in Intellectual Property:  The party owning any Intellectual Property shall have the world wide right to control the drafting, filing, prosecution and maintenance of patents covering such Intellectual Property, including decisions about the countries in which to file patent applications.  Patent costs associated with the patent activities described in this Section 9.4 shall be borne by the sole owner.  Each party will cooperate with the other party in the filing and prosecution of patent applications.  Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.

9.5                               Confidentiality of Intellectual Property:  Intellectual Property shall be deemed to be the Confidential Information of the party owning or licensed to such Intellectual Property.  The protection of each party’s Confidential Information is described in Article 8.  It shall be the responsibility of the party preparing a patent application to obtain the written permission of the other party to use or disclose the other party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

9.8                               Avecia covenants and agrees that Avecia will use PharmAthene Technology only for Production of Drug Substance under this Agreement except as otherwise agreed between the parties.

9.9                               At the request of PharmAthene, Avecia shall provide PharmAthene with access to any and all PharmAthene Technology in the possession of Avecia; and provide, as

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requested, samples of cell lines, vectors and polynucleotides in the possession of Avecia that is PharmAthene Technology.

10.                               Warranties, Liability and Indemnity

10.1                        Save as expressly set out in this Agreement, neither party makes any warranty, express or implied (including any warranty implied by law).

10.2                        (a)  Avecia warrants that it possesses and shall maintain in full force and effect at all times during the term of this Agreement all licences, permits and similar certificates required for the operation of the Facility and for the Production of Drug Substance and the storage of the materials and components for Production of Drug Substance.  Avecia shall promptly notify PharmAthene if Avecia receives notice that any such license, permit, or approval is or may be revoked or suspended.

(b) Avecia represents and warrants that (i) Avecia is licensed to the pPOPTM Technology and that such license is in full force and effect; (ii) Avecia has the right to grant the sublicenses to the pPOPTM Technology that have been granted to PharmAthene under this Agreement; (iii) the granting of such sublicenses does not require the consent of any Third Party and is not inconsistent with any rights or licenses that have been granted to any other person or entity; and (iv) such sublicenses have been validly granted.

10.3                        Intellectual Property Indemnity:  Each party (“the First Party”) shall be liable for and indemnify the other (“the Second Party”) against any liability, loss, claim, damage, proceedings and costs whatsoever arising out of any actual or suspected infringement of any Intellectual Property of a Third Party (an “Intellectual Property Infringement”) as a result of the Second Party’s use of the Intellectual Property of the First Party in performance of a Programme, provided that the Second Party:

(a)                                  gives the First Party the sole conduct of the defence to any claim or action in respect of the Intellectual Property Infringement and does not at any time admit liability or otherwise settle or compromise or attempt to settle or compromise the said claim or action except upon the express instructions of the First Party; and

(b)                                 acts in accordance with the reasonable instructions of the First Party and gives the First Party such assistance as it shall reasonably require in respect of the conduct of such defence.

Notwithstanding the foregoing provisions of this Section 10.2, the First Party’s liability to indemnify the Second Party shall cease in respect of continuing use by the Second Party of the Intellectual Property of the First Party which is the subject of the Intellectual Property Infringement following either:

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(i)                                     notification (which shall be given promptly) by the First Party to the Second Party that the Intellectual Property of the First Party is actually or is believed by the First Party to be the subject of an Intellectual Property Infringement; or

(ii)                                  the Second Party becoming aware that the Intellectual Property of the First Party is the subject of an Intellectual Property Infringement;

except where the First Party agrees or insists that the Second Party shall continue to use the Intellectual Property of the First Party which is the subject of the Intellectual Property Infringement.

10.4                        PharmAthene Indemnity:  PharmAthene shall fully indemnify and defend Avecia against, all Third Party claims, suits, actions, demands, liabilities, expenses and/or losses (including reasonable legal fees) brought against or suffered by Avecia or its Affiliates or its or their directors, officers, shareholders or employees, and against all costs incurred in connection therewith arising out of or resulting from the use of Drug Substance following acceptance of a Batch of Drug Substance by PharmAthene or arising out of or resulting from use of Drug Product and/or arising from the negligence or wilful misconduct on the part of PharmAthene in performing any activity contemplated by this Agreement except that this indemnity shall not apply to the extent that Avecia is obligated to indemnify PharmAthene under Section 103 or 10.5.

10.5                        Avecia Indemnity:  Avecia shall fully indemnify and defend PharmAthene against, all Third Party claims, suits, actions, demands, liabilities, expenses and/or losses (including reasonable legal fees) brought against or suffered by PharmAthene or its Affiliates or its or their directors, officers, shareholders or employees, and against all costs incurred, arising out of or resulting from Production of Drug Substance by or on behalf of Avecia and/or arising out of the negligence or wilful misconduct on the part of Avecia in performing any activity contemplated by this Agreement, except that this indemnity shall not apply to the extent that PharmAthene has an obligation to indemnify Avecia pursuant to Section 10.3 or 10.4 of this Agreement.

10.6                        Indemnification Procedure.

(a)                                  Notice of Claim.  All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (each, an “Indemnitee”) will be made solely by the applicable Party (the “Indemnified Party”).  The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) with respect to which such Indemnified Party intends to base a request for indemnification under any of Sections 10.3, 10.4 or 10.5 (a “Loss”).  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss, to the extent that the nature and amount of such Loss are known at such time.  The Indemnified Party will furnish promptly to the Indemnifying

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Party copies of all papers and official documents received in respect of any Losses.

(b)                                 At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.

(c)                                  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party.  In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.  Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

(d)                                 Right to Participate in Defense.  Without limiting the preceding section 10.6, any Indemnitee will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with the preceding section 10.6(c), in which case the Indemnified Party will control the defense.

(e)                                  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate, and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the entry of judgment.  With respect to all other Losses in connection with a Third Party Claim, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.6(b), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will be at the

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Indemnified Party’s sole and absolute discretion).  The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of the Indemnifying Party.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party.

(f)                                    Cooperation.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

10.7                        Insurance.  Each party shall secure and maintain in full force and effect during the term of this Agreement policies of insurance having policy limits, deductibles and other terms appropriate to the conduct of that party’s business.  Evidence of such insurance in the form of a broker’s letter will be made available for examination upon request of the other party.

11.                               Technology Transfer and Licence from Avecia

11.1                        In the event that for any reason this Agreement is terminated or a Project Plan directed to Production of Drug Substance is terminated or PharmAthene intends to manufacture or have manufactured Drug Substance pursuant to a written notice from PharmAthene to Avecia, Avecia shall transfer to PharmAthene and/or its designee any and all PharmAthene Technology and shall provide to PharmAthene and/or its designee Avecia Technology, so as to permit PharmAthene and/or its designee(s) to Produce Drug Substance and Avecia shall provide sufficient technical assistance to enable PharmAthene and/or its designee(s) to Produce Drug Substance, all in accordance with a plan submitted to Avecia by PharmAthene.  To the extent transferable, Avecia shall also transfer any license(s), permit(s), or approval(s) obtained specifically for the Production of Drug Substance under this Agreement.

11.2                        Avecia hereby grants to PharmAthene a non-exclusive, royalty-free, paid-up, perpetual, non-terminable, worldwide license, with the right to grant sublicenses (except to the extent set out in Section 11.3 below in respect of the pPoPTM

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Technology), and otherwise transfer such license to practice any and all Avecia Technology to make, have made, use, offer for sale, sell, and import Drug Substance or Drug Product, which license shall survive termination of this Agreement.

11.3                        Notwithstanding the provisions of Section 11.2, PharmAthene shall not be entitled to grant sublicenses under the pPoPTM Technology.  At PharmAthene’s request, Avecia shall grant a further non-exclusive, royalty-free, paid-up, perpetual, non-terminable, worldwide license to a third party nominated by PharmAthene to practice the pPoPTM Technology to make, have made, use, offer for sale, sell, and import Drug Substance or Drug Product on behalf of PharmAthene, which license shall survive termination of this Agreement.  PharmAthene may choose not to take a license under the pPoPTM Technology under Section 11.2 or to surrender such license and may instead request Avecia to grant a second license to a third party nominated by PharmAthene on the same terms as the first license granted under this Section 113.  PharmAthene may request Avecia to terminate a license granted to a third party under this Section 11.2 and to grant a replacement license to a further third party such that, at any time, no more than two licences under the pPoPTM Technology are granted under this Agreement at any one time.

11.4                        In consideration for the technical assistance provided by Avecia under Section 11.1 above, PharmAthene shall make payment to Avecia in accordance with the rates for personnel based on the relevant Project Plan.

12.                               Notices

Any formal notice required or permitted under this Agreement shall be in writing which may take the form of a letter or facsimile and shall be sent by prepaid post, facsimile, or hand delivery (including messenger service) to the following address of the respective parties:

If to PharmAthene:	PharmAthene Inc.
One Park Place, Suite 450 Annapolis MD 21401 USA Attn: Joan Fusco, Senior Vice President Operations Facsimile: 410-269-2601

With a copy to:	PharmAthene Inc. (address as above) Attn: Contracts Facsimile; 410-269-2601

If to Avecia:	Avecia Biologics Limited Belasis Avenue Billingham Cleveland, TS23 1YN

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Attn: President Facsimile: +44 (0)1642 364463

With a copy to:	Avecia Biologics Limited Hexagon Tower Blackley Manchester, M9 8ZS Attn: Company Secretary Facsimile: +44 (0)161-7211886

Any party may, at any time by written notice to the other parties, change the address or the facsimile numbers to which notices or other communications shall be sent.  All notices and other communications shall have been duly given or made (i) when delivered by hand (including by messenger service) upon delivery or (ii) when delivered by post upon delivery or (iii) when faxed upon receipt of a legible copy by recipient and production of a satisfactory transmission report by sender confirming transmission of the fax in full to the appropriate number by the fax machine which sent the fax.

13.                               Independent Contractor

Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent or employer and employee between the parties.  Each party agrees to perform under this Agreement solely as an independent contractor.

14.                               Entire Agreement

This Agreement, together with the Quality Agreement, the applicable Project Plan (and any associated Programme Amendment Orders) and the Master Batch Record, the Process Specification and the QC Document applicable to a Programme, contains the entire agreement between the parties and supersedes any previous agreements relating to a Programme and any understandings between the parties with respect thereto.

15.                               Assignment and Subcontracting

15.1                        Assignment:  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors but shall not otherwise be assignable by either party, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided that either party may assign this Agreement (including its rights and obligations under it) without consent to an Affiliate or in connection with a genuine business re-organisation or to a purchaser of the whole or part of the business or assets to which this Agreement relates.  At the request of the assigning party, the parties shall execute a novation agreement in support of and confirming such assignment.

15.2                        Subcontracting:  With the prior written consent of PharmAthene, Avecia shall be entitled to subcontract certain analytical work under a Programme, subject to inclusion in such subcontract of confidentiality and intellectual property provisions no less onerous than those contained herein and provided that Avecia

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shall be liable for any acts or omissions of any subcontractor as if such acts or omissions were Avecia’s own.

16.                               Variation

No variation or amendment of this Agreement shall bind either party unless made in writing in the English language and agreed to in writing by duly authorised officers of both parties.

17.                               Severability

If any provision of this Agreement is agreed by the parties or otherwise determined to be illegal, void or unenforceable under any law that is applicable hereto, this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree.

18.                               Waiver

A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

19.                               Law, Jurisdiction and Dispute Resolution

19.1                        Governing Law and Jurisdiction:  This Agreement is governed by and shall be construed and interpreted in accordance with English law.

19.2                        Reference to Parties’ Senior Representatives:  Any dispute, difference or disagreement concerning this Agreement shall initially he referred to the President, Avecia Biologics and the CEO of PharmAthene.  Without prejudice to the foregoing, any disputes relating to quality issues shall be dealt with in accordance with the Quality Agreement.

19.3                        Arbitration:  Any matter or dispute arising out of or in connection with this Agreement which is not able to be resolved pursuant to Clause 19.2 within thirty calendar days (or such long period as the parties may agree) shall be finally settled by commercial arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce to be held in London, England.  The language of the proceedings shall be English.  In appointing arbitrators, the parties shall consider the appointment of an arbitrator or arbitrators capable of making decisions on the technical aspects of the applicable Programme.  The decision of the arbitrators shall be binding on both parties and may be enforced by either party in any court having competent jurisdiction.

19.4                        Interim Steps:  Neither of the parties shall be deemed to be precluded from taking such interim formal steps as may be considered necessary to protect such party’s position while the procedures referred to in Clauses 19.2 and 19.3 are pursued.

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement m be executed by their duly-authorised representatives as of the date above written.

PHARMATHENE UK LIMITED		AVECIA BIOLOGICS LIMITED

By:	/s/ David P. Wright	By:

Name:	David P. Wright	Name:

Title:	Chief Executive Officer	Title:

Date:	March 31, 2008	Date:

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement m be executed by their duly-authorised representatives as of the date above written.

PHARMATHENE UK LIMITED	AVECIA BIOLOGICS LIMITED

By:	By:	/s/ A. C. Buckmaster

Name:	Name:	A. C. Buckmaster

Title:	Title:	Director

Date:	Date:	April 2, 2008

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Schedule 1A

[***]

[Pages omitted: 8]

Schedule 1B

ADDITIONAL TERMS APPLICABLE TO WORK PLANS
UNDER NIH PRIME CONTRACTS

PART I - NIH CONTRACT FLOWDOWN PROVISIONS

A.            Incorporation of FAR/HHSAR Clauses and Additional Prime Contract Clauses

1.             The Federal Acquisition Regulation (FAR) and Health and Human Services Acquisition Regulation (HHSAR) clauses listed in Section D are incorporated into the Contract by reference, with the same force and effect as if they were given in full text, and are applicable, subject to the notes contained in Section C, during the performance of this Contract If the date or substance of any of the clauses listed below is different than the date or substance of the clause actually incorporated in the Prime Contract referenced by number herein, the date or substance of the clause incorporated by said Prime Contract shall apply instead.

2.             The additional clauses set out in full in Section E are incorporated into this Contract and are applicable during the performance of this Contract.

B.            Additional Definitions

As used in the clauses listed in Section D and set out in full in Section E below and otherwise in this Schedule:

1.             “Contractor” means Avecia, acting as the immediate (first-tier) subcontractor to PharmAthene.

2.             “Contract” means the Master Services Agreement and the applicable Project Plan together with the FAR and HHSAR clauses and additional clauses incorporated by virtue of this Schedule.

3.             “Master Services Agreement” means the agreement entered into between PharmAthene and Avecia and dated April 2nd 2008 under which Avecia agrees to carry out Programmes.

4.             “Subcontract” means any contract placed by the Contractor or lower-tier subcontractors under the Contract.

C.            Notes for Interpretation of FAR and HHSAR clauses

In respect of each clause:

1.             Substitute “PharmAthene” for ‘Government” or “United States” as applicable throughout the clause.

2.             Substitute “PharmAthene Contracts Manager” for “Contracting Officer,” “Administrative Contracting Officer,” and “ACO” throughout the clause.

3.             Insert “and PharmAthene” after “Government” or “Contracting Officer,” as appropriate, throughout the clause.

4.             Insert “or PharmAthene” after “Government” throughout the clause.

5.             Communication or notification required under the clause from or to the Contractor, and to or from the Contracting Officer shall be through PharmAthene.

6.             “Contracting Officer” shall mean the U.S. Government Contracting Officer for PharmAthene’s Prime Contract under which this Contract is entered.

D.            FAR and HHSAR clauses

The full text of a clause may be accessed electronically at the following addresses:
http://www.a m et.gov/far/
http://farsite.hill.af.millreg html/regs/other/hhsar/352.htm#P271_51559

Although this list is extensive, several of the clauses are inapplicable to Avecia at the current time (e.g. US-centric provisions related to Veteran owned businesses, Equal Opportunity, Drug Free Workplace, etc) because they are inoperative to the extent that work is carried on outside the US.  They are however all included for the sake of completeness and to address a situation in which Avecia was called upon to subcontract to a US subcontractor, in which case the clauses may be required to flow down to this second tier subcontractor.

1.             FEDERAL ACQUISITION REGULATION (FAR) (48 CFR CHAPTER 1) CLAUSES:

FAR Clause	DATE	TITLE
52.202-1	Jul 2004	Definitions
52.203-3	Apr 1984	Gratuities (Over $100,000)
52.203-5	Apr 1984	Covenant Against Contingent Fees (Over $100,000)
52.203-6	Jul 1995	Restrictions on Subcontractor Sales to the Government (Over $100,000)
52.203-7	Jul 1995	Anti-Kickback Procedures (Over $100,000)
52.203-8	Jan 1997	Cancellation, Rescission, and Recovery of Funds for Illegal or Improper Activity (Over $100,000)
52.203-10	Jan 1997	Price or Fee Adjustment for Illegal or Improper Activity (Over $100,000)
52.203-12	Jun 2003	Limitation on Payments to Influence Certain Federal Transactions (Over $100,000)
52.204-4	Aug 2000	Printed or Copied Double-Sided on Recycled Paper (Over $100,000)
52.204-7	Oct 2003	Central Contractor Registration
52.209-6	Jul 1995	Protecting the Government’s Interests When Subcontracting With Contractors Debarred, Suspended, or Proposed for Debarment (Over $25,000)
52.215-2	Jun 1999	Audit and Records - Negotiation (Over $100,000)
52.215-8	Oct 1997	Order of Precedence - Uniform Contract Format

52.215-10	Oct 1997	Price Reduction for Defective Cost or Pricing Data
52.215-12	Oct 1997	Subcontractor Cost or Pricing Data (Over $500,000)
52.215-14	Oct 1997	Integrity of Unit Prices (Over $100,000)
52.215-15	Jan 2004	Pension Adjustments and Asset Reversions
52.215-17	Oct 1997	Waiver of Facilities Capital Cost of Money
52.215-18	Oct 1997	Reversion or Adjustment of Plans for Post-Retirement Benefits (PRB) other than Pensions
52.215-19	Oct 1997	Notification of Ownership Changes
52.215-21	Oct 1997	Requirements for Cost or Pricing Data or Information Other Than Cost or Pricing Data - Modifications
52.216-7	Dec 2002	Allowable Cost and Payment
52.216-8	Mar 1997	Fixed Fee
52.219-4	Jan 1999	Notice of Price Evaluation Preference for HUBZone Small Business Concerns “(c) Waiver of evaluation preference [ ] Offeror elects to waive the evaluation preference.” ALTERNATE I
52.219-8	May 2004	Utilization of Small Business Concerns (Over $100,000)
52.219-9	Jan 2002	Small Business Subcontracting Plan (Over $500,000)
52.219-16	Jan 1999	Liquidated Damages - Subcontracting Plan (Over $500,000)
52.219-23	Oct 1999	Notice of Price Evaluation Adjustment for Small Disadvantaged Business Concerns
52.222-2	Jul 1990	Payment for Overtime Premium (Over $100,000) (Note: The dollar amount in paragraph (a) of this clause is $0 unless otherwise specified in the Contract)
52.222-3	Jun 2003	Convict Labor
52.222-26	Apr 2002	Equal Opportunity
52.222-35	Dec 2001	Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans
52.222-36	Jun 1998	Affirmative Action for Workers with Disabilities
52.222-37	Dec 2001	Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans
52.223-6	May 2001	Drug-Free Workplace
52.223-14	Aug 2003	Toxic Chemical Release Reporting (Over $100,000)
52.225-1	Jun 2003	Buy American Act - Supplies
52.225-5		Trade Agreements
52.225-13	Dec 2003	Restrictions on Certain Foreign Purchases
52.227-1	Jul 1995	Authorization and Consent, Alternate I (Apr 1984)
52.227-2	Aug 1996	Notice and Assistance Regarding Patent and Copyright Infringement (Over $100,000)
52.227-11	Jun 1997

Patent Rights - Retention by the Contractor (Short Form) (Note: In accordance with FAR 27.303(a)(2), paragraph (f) is modified to include the requirements in FAR 27.303(a)(2)(i) through (iv). The frequency of reporting in (i) is annual.

52.227-14	Jun 1987	Rights in Data - General
52.227-16	Jun 1987	Additional Data Requirements
52.229-8	Mar 1990	Taxes-Foreign Cost-Reimbursement Contracts

52.232-9	Apr 1984	Limitation on Withholding of Payments
52.232-17	Jun 1996	Interest (Over $100,000)
52.232-20	Apr 1984	Limitation of Cost
52.232-23	Jan 1986	Assignment of Claims
52.232-25	Oct 2	Prompt Payment, Alternate I (Feb 2002)
52.232-33	Oct 2003	Payment by Electronic Funds Transfer-Central Contractor Registration
52.232-34	May 1999	Payment by Electronic Funds Transfer - Other than Central Contractor Registration
52.233-1	Jul 2002	Disputes
52.233-3	Aug 1996	Protest After Award, Alternate I (Jun 1985)
52.242-1	Apr 1984	Notice of Intent to Disallow Costs
52.242-3	May 2001	Penalties for Unallowable Costs (Over $500,000)
52.242-4	Jan 1997	Certification of Final Indirect Costs
52.242-13	Jul 1995	Bankruptcy (Over $100,000)
52.242-15	Aug 1989	Stop Work Order with Alternate I (April 1984)
52.243-2	Aug 1987	Changes - Cost Reimbursement, Alternate V (Apr 1984)
52.244-2	Aug 1998	Subcontracts, Alternate II (Aug 1998)
52.244-5	Dec 1996	Competition in Subcontracting (Over $100,000)
52-244-6	Apr 2003	Subcontracts for Commercial Items
52.245-5	May 2004	Government Property (Cost-Reimbursement, Time and Material, or Labor-Hour Contract)
52.246-5	Apr 1984	Inspection of Services – Cost Reimbursement
52.246-8	May 2001	Inspection of Research and Development – Cost Reimbursement
52.246-23	Feb 1997	Limitation of Liability (Over $100,000)
52.247-63	Jun 2003	Preference for U.S. Flag Air Carriers
52.249-6	Sep 1996	Termination (Cost-Reimbursement)
52.249-14	Apr 1984	Excusable Delays
52.253-1	Jan 1991	Computer Generated Forms

2.             DEPARTMENT OF HEALTH AND HUMAN SERVICES ACQUISITION REGULATION (HHSAR) (48 CFR CHAPTER 3) CLAUSES:

HHSAR Clause	DATE	TITLE
352.202-1	Jan 2001	Definitions - with Alternate paragraph (h) (Jan 2001)
352.216-72	Oct 1990	Additional Cost Principles
352.223-70	Jan 2001	Safety and Health
352.228-7	Dec 1991	Insurance - Liability to Third Persons
352.232-9	Apr 1984	Withholding of Contract Payments
352.233-70	Apr 1984	Litigation and Claims
352.242-71	Apr 1984	Final Decisions on Audit Findings
352.270-5	Apr 1984	Key Personnel
352.270-6	Jul 1991	Publications and Publicity
352.270-7	Jan 2001	Paperwork Reduction Act

3.             NATIONAL INSTITUTES OF HEALTH (NIH) RESEARCH CONTRACTING (RC) CLAUSES:

The following clauses are attached and made a part of this Contract:

NIH(RC)-4 Invoice/Financing Request Instructions and Contract Financial Reporting for NIH Cost-Reimbursement Type Contracts
NIH (RC)-7, Procurement of Certain Equipment (APRIL 1984) (OMB Bulletin 81-16).

4.             ADDITIONAL FAR CONTRACT CLAUSES INCLUDED IN FULL TEXT

FAR Clause 52.244-6, SUBCONTRACTS FOR COMMERCIAL ITEMS (JULY 2004)

(a)           Definitions.  As used in this clause–
Commercial item, has the meaning contained in Federal Acquisition Regulation 52.202-1, Definitions.
Subcontract, includes a transfer of commercial items between divisions, subsidiaries, or affiliates of the Contractor or subcontractor at any tier.

(b)           To the maximum extent practicable, the Contractor shall incorporate, and require its subcontractors at all tiers to incorporate, commercial items or nondevelopmental items as components of items to be supplied under this Contract.

(c)           (1) The Contractor shall insert the following clauses in subcontracts for commercial items:  (i) 52.219-8, Utilization of Small Business Concerns (MAY 2004) (15 U.S.C. 637(d)(2) and (3)), in all subcontracts that offer further subcontracting opportunities.  If the subcontract (except subcontracts to small business concerns) exceeds $500,000 ($1,000,000 for construction of any public facility), the subcontractor must include 52.219-8 in lower tier subcontracts that offer subcontracting opportunities.
(ii) 52.222-26, Equal Opportunity (APR 2002) (E.O. 11246).
(iii) 52.222-35, Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (DEC 2001) (38 U.S.C. 4212(a)).
(iv) 52.222-36, Affirmative Action for Workers with Disabilities (JUN 1998) (29 U.S.C. 793).
(v) 52.247-64, Preference for Privately Owned U.S.-Flag Commercial Vessels (APR 2003) (46 U.S.C. Appx 1241 and 10 U.S.C. 2631) (flow down required in accordance with paragraph (d) of FAR clause 52.247-64).
(2) While not required, the Contractor may flow down to subcontracts for commercial items a minimal number of additional clauses necessary to satisfy its contractual obligations.

(d)           The Contractor shall include the terms of this clause, including this paragraph (d), in subcontracts awarded under this Contract.

E.             Additional Clauses

1.             Possession Use and Transfer of Select Biological Agents or Toxins

Work involving select biological agents or toxins shall not be conducted under this Contract until the Contractor and any affected subcontractor(s) are granted a certificate of registration or are authorized to work with the applicable agents.

For prime or subcontract awards to domestic institutions who possess, use, and/or transfer Select Agents under this Contract, the institution must complete registration with the Centers for Disease Control and Prevention (CDC), Department of Health and Human Services (DHHS) or the Animal and Plant Health Inspection Services (APHIS), U.S. Department of Agriculture (USDA), as applicable, before using NIH funds for research involving Select Agents.  No NIH funds can be used for research involving Select Agents if the final registration certificate is denied.

For prime or subcontract awards to foreign institutions who possess, use, and/or transfer Select Agents under this Contract, the institution must provide information satisfactory to the NIH that a process equivalent to that described in 42 CFR 73 (http://www.cdc.gov/od/sap/docs/42cfr73.pdf ) for U.S. institutions is in place and will be administered on behalf of all Select Agent work sponsored by these funds before using these funds for any work directly involving the Select Agents.  The Contractor must provide information addressing the following key elements appropriate for the foreign institution:  safety, security, training, procedures for ensuring that only approved/appropriate individuals have access to the Select Agents, and any applicable laws, regulations and policies equivalent to 42 CFR 73.  An NIAID-chaired committee of U.S. federal employees (including representatives of NIH grants/contracts and scientific program management, CDC , Department of Justice and other federal intelligence agencies, and Department of State) will assess the policies and procedures for comparability to the U.S. requirements described in 42 CFR Part 73.  When requested by the contracting officer, the Contractor should provide key information delineating any laws, regulations, policies, and procedures applicable to the foreign institution for the safe and secure possession, use, and transfer of Select Agents.  This includes concise summaries of safety, security, and training plans, and applicable laws, regulations, and policies.  For the purpose of security risk assessments, the Contractor must provide the names of all individuals at the foreign institution who will have access to the Select Agents and procedures for ensuring that only approved and appropriate individuals have access to Select Agents under the Contract.

Listings of HHS select agents and toxins, biologic agents and toxins, and overlap agents or toxins as well as information about the registration process, can be obtained on the Select Agent Program Web site at http://www.cdc.gov/od/sap/

2.             Prohibition on Contractor Involvement with Terrorist Activities

The Contractor acknowledges that U.S. Executive Orders and Laws, including but not limited to E.O. 13224 and P.L. 107-56, prohibit transactions with, and the provision of resources and support to, individuals and organizations associated with terrorism.

It is the legal responsibility of the Contractor to ensure compliance with these Executive Orders and Laws.  This clause must be included in all subcontracts issued under this Contract.

3.             Reimbursement of Costs for Independent Research and Development

The primary purpose of the Public Health Service (PHS) is to support and advance independent research within the scientific community.  PHS has established effective, time tested and well recognized procedures for stimulating and supporting this Independent research by selecting from multitudes of applications those research projects most worthy of support within the constraints of its appropriations.  The reimbursement through the indirect cost mechanism of independent research and development costs not incidental to product improvement would circumvent this competitive process.

To ensure that all research and development projects receive similar and equal consideration, all organizations may compete for direct funding of independent research and development projects they consider worthy of support by submitting those projects to the appropriate Public Health Service grant office for review.  Since these projects may be submitted for direct funding, the Contractor agrees that no costs for any independent research and development project, including all applicable indirect costs, will be claimed under this contract.

4.             Privacy Act

This procurement requires the Contractor to do one or more of the following:  design, develop, or operate a system of records on individuals to accomplish an agency function in accordance with the Privacy Act of 1974, Public Law 93-579, December 31, 1974 (5 USC 552a) and applicable agency regulations.  Violation of the Act may involve the imposition of criminal penalties.

The Privacy Act System of Records applicable to this project is Number 09-25-0200.  This document may be accessed on the Internet at the following URL:  http://oma.od.nih.gov/ms/privacy/pa-files/0200.htm.

5.             Salary Rate Limitation Legislation Provisions

a.             Pursuant to Public Law(s) the cited in paragraph b, below, no NIH Fiscal Year funds may be used to pay the direct salary of an individual through this contract at a rate in excess of applicable amount shown for the fiscal year covered.  Direct salary is exclusive of fringe benefits, overhead, and general and administrative expenses (also referred to as Indirect cost” or “facilities and administrative (F&A) costs”).  Direct salary has the same meaning as the term “institutional base salary.” An individual’s direct salary (or institutional base salary) is the annual compensation that the contractor pays for an individual’s appointment whether that individual’s time is spent on research, teaching, patient care or other activities.  Direct salary (or institutional base salary) excludes any income that an individual may be permitted to earn outside of duties to the contractor.  The per year salary rate limit also applies to individuals proposed under subcontracts.  It does not apply to fees paid to consultants If this is a multiple year contract, it may be subject to unilateral modifications by the Government if an individual’s salary rate exceeds any salary rate ceiling established in future HHS appropriation acts.

b.	Public Law No.	Fiscal Year	Dollar Amount of
	P.L. 110-161, Division G. Title II, General Provisions, Section 203	2008	Salary Limitation* Executive Level I

c.             Payment of direct salaries is limited to the Executive Level I* rate which was in effect on the date(s) the expense was incurred.

* For the period 10/1107 – 12/31107, the Executive Level I rate is $186,600.  Effective January 1, 2008, the Executive Level 1 rate increased to $191,300 and will remain at that rate until it is revised.  See the web site listed below for the Executive Schedule rates of pay:

FOR FY-08 EXECUTIVE LEVEL SALARIES EFFECTIVE JANUARY 1, 2008:

http://www,opm.gov/oca/PATRATES/index.htm (click on “Executive Schedule” for the current Fiscal Years salary rate or scroll down to the “Prior Salary Tables” to locate the Executive Level salary rates from previous years.)

F.             Representations and Certifications

The following document is incorporated by reference:

Representations and Certifications filed 12 July 2007 using the Online Representations and Certifications Application (ORCA) website.

PART II - OTHER TERMS

A.            Applicability of Additional Terms

The following additional terms shall be applicable to any Programme carried out under a Project Plan which incorporates reference to this Schedule 1.

B.            Additional Definition

“Consumables” means consumable items intended for use in Production including, without limitation, reagents (including analytical reagents), raw materials, packaging components, chromatography resins, filters, filtration membranes, media bags, tubing, hoses, in-process measurement probes and analytical columns.

C.            Additional Consideration In relation to Consumables.

1.             Avecia shall provide an estimate of anticipated expenditure on Consumables when Avecia has generated a bill of materials prior to commencement of Production.  Avecia shall bear the expenditure on Consumables itself.

2.             Avecia shall issue invoices for technical consultancy services provided in respect of such Consumables as follows:

(a)           Avecia shall issue an invoice in an amount equivalent to 50% of the estimated expenditure when Avecia has generated the bill of materials.

(b)           On completion of Disposition or earlier termination of the applicable Project Plan, Avecia shall calculate the expenditure actually incurred in respect of Consumables used during Production and shall issue an invoice for an amount equivalent to 10% of the expenditure actually incurred in respect of such Consumables plus a sum equivalent to the difference between the expenditure actually incurred and the amount paid by PharmAthene under paragraph (a) above.

Schedule

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MASTER SERVICES AGREEMENT
BETWEEN AVECIA BIOLOGICS LIMITED AND PHARMATHENE INC.
DATED APRIL 2nd 2008

Protect Plan #1

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MASTER SERVICES AGREEMENT

BETWEEN AVECIA BIOLOGICS LIMITED AND PHARMATHENE

DATED APRIL 2nd 2008

Project Plan #2

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MASTER SERVICES AGREEMENT

BETWEEN AVECIA BIOLOGICS LIMITED AND PHARMATHENE UK LIMITED

DATED APRIL 2ND 2008

Protect Plan #3

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MASTER SERVICES AGREEMENT

BETWEEN AVECIA BIOLOGICS LIMITED AND PHARMATHENE UK LIMITED

DATED APRIL 2ND 2008

Protect Plan #4

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